Exhibit 10.2
ACKNOWLEDGMENT AND AGREEMENT
    This ACKNOWLEDGMENT AND AGREEMENT, effective as of March 1, 2025, is between Frederick E. Pollock (“Employee”) and Grosvenor Capital Management, L.P., an Illinois limited partnership (“Employer”).
WHEREAS, Employee and Employer are parties to that certain Second Amended and Restated Employment and Protective Covenants Agreement, effective as of May 9, 2023, pursuant to which Employee currently is employed by Employer (as amended, the “Employment Agreement”); and
    WHEREAS, pursuant to §5 of the Employment Agreement, Employee shall be entitled to receive Total Cash Compensation for the Bonus Period in respect of Calendar Year 2024 in an amount equal to $5,000,000; and
    WHEREAS, Employer has granted Employee, as of March 1, 2025, 52,500 restricted stock units issued in connection with the GCM Grosvenor Inc. (“GCMG”) long-term incentive plan that vest on August 15, 2025 and will settle in shares of Class A common stock of GCMG (or, at the election of GCMG, in cash) (the “2025 RSU Grant”) on or about August 15, 2025 (the “Delivery Date”); and
NOW, THEREFORE, Employee and Employer acknowledge and agree that the 2025 RSU Grant shall reduce the Total Cash Compensation for the Bonus Period in respect of Calendar Year 2024 by an amount equal to $672,000.
All capitalized terms shall have the meaning set forth in the Employment Agreement, unless otherwise indicated.
Except as specifically amended or modified by this Acknowledgement and Agreement, the Employment Agreement shall remain in full force and effect according to its terms.
EMPLOYER
Grosvenor Capital Management, L.P.

By: /s/ Burke J. Montogomery
 Burke J. Montgomery
EMPLOYEE

/s/ Frederick E. Pollock
 Frederick E. Pollock